As filed with the Securities and Exchange Commission on February 20, 2015
Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________
MERCURY GENERAL CORPORATION
(Exact name of registrant as specified in its charter)

California		95-2211612
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
____________________
4484 Wilshire Boulevard Los Angeles, California 90010 (323) 937-1060
(Address of Principal Executive Offices)
____________________

MERCURY GENERAL CORPORATION 2015 INCENTIVE AWARD PLAN
(Full Title of the Plan)
____________________
Theodore Stalick
Senior Vice President and Chief Financial Officer
Mercury General Corporation
4484 Wilshire Boulevard
Los Angeles, California 90010
(323) 937-1060
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
____________________

Copy to:

Joshua E. Little, Esq.
Durham Jones & Pinegar, P.C.
192 East 200 North, 3rd Floor
St. George, UT 84770
(435) 674-0400
____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒      Accelerated filer ☐        Non-accelerated filer ☐    Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, no par value	1,000,000 shares (2)	$53.41 (3)	$53,410,000	$6,207

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plan as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Represents 1,000,000 shares of common stock available for future issuance (or that may become available for issuance) under the Mercury General Corporation 2015 Incentive Award Plan (the “2015 Plan”).

(3)
This estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $53.41, which is the average of the high and low prices for the Registrant’s common stock as reported on The New York Stock Exchange on February 19, 2015.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards granted under the above-named plan are granted, exercised and/or distributed.

INTRODUCTORY NOTE

This Registration Statement on Form S-8 registers 1,000,000 shares of the Registrant’s common stock that may be issued pursuant to the exercise of stock options granted under the Mercury General Corporation 2015 Incentive Award Plan (the “2015 Plan”). The 2015 Plan is subject to the approval of the Company’s shareholders at the Registrant’s upcoming annual meeting. In the event the shareholders do not approve the 2015 Plan, the 2015 Plan will cease to be in effect and any awards granted thereunder will be forfeited.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, Mercury General Corporation is sometimes referred to as the “Company”, “Registrant” “we,” “us” or “our.”
Item 3. Incorporation of Documents by Reference.
The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K filed on February 9, 2015; and

(b)
The description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A (Registration No. 0-3631), filed by the Registrant with the SEC on December 13, 1985, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Our articles of incorporation, as amended, and our amended and restated bylaws provide that the liability of the Company’s directors for monetary damages shall be eliminated to the fullest extent permitted under California law. The General Corporations Law of California (the “Corporations Law”) (1) eliminates the liability of directors and officers for monetary damages in an action brought by a shareholder in the right of the Company (referred to herein as a “derivative action”) or by the Company for breach of duty to the Company and its shareholders and (2) authorizes the Company to indemnify directors and officers for monetary damages for all acts or omissions committed by them in their respective capacities. The Corporations Law, however, prohibits indemnification for: (a) acts or omissions that involve intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director or officer believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of a director or officer seeking indemnification; (c) any transaction from which a director or officer derives an improper personal benefit; (d) acts or omissions that show a reckless disregard for the director’s or officer’s duty to the Company or its shareholders in circumstances in which such person was aware, or should have been aware, in the ordinary course of performing his or her other duties, of a risk of serious injury to the Company or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to the Company or its shareholders; and (f) liabilities arising under Section 310 (contracts in which a director has material financial interest) and 316 (certain unlawful dividends, distributions, loans, and guarantees) of the Corporations Law. In addition, the Company may not indemnify directors and officers in circumstances in which indemnification is expressly prohibited by Section 317 of the Corporations Law.
The Registrant has entered into indemnification agreements with its directors and executive officers that require the Registrant to indemnify such directors and officers to the fullest extent permitted by applicable provisions of the Corporations Law. The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The Exhibit Index on page 5 is incorporated herein by reference as the list of exhibits required as part of this Registration Statement.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 20, 2015.
MERCURY GENERAL CORPORATION

By:     /s/ THEODORE STALICK
Theodore Stalick
Chief Financial Officer

Each person whose signature appears below hereby constitutes and appoints Gabriel Tirador and Theodore Stalick jointly and severally, his attorney-in-fact, each with the full power of substitution, for him in any and all capacities, to sign this Registration Statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GEORGE JOSEPH George Joseph	Chairman of the Board of Directors	February 20, 2015

/s/ GABRIEL TIRADOR Gabriel Tirador	President, Chief Executive Officer and Director (Principal Executive Officer)	February 20, 2015

/s/ THEODORE STALICK Theodore Stalick	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 20, 2015

/s/ CHRISTOPHER GRAVES Christopher Graves	Chief Investment Officer and Director	February 20, 2015

Bruce A. Bunner	Director	February 20, 2015

/s/ MICHAEL D. CURTIUS Michael D. Curtius	Director	February 20, 2015

/s/ JAMES G. ELLIS James G. Ellis	Director	February 20, 2015

/s/ RICHARD E. GRAYSON Richard E. Grayson	Director	February 20, 2015

/s/ MARTHA E. MARCON Martha E. Marcon	Director	February 20, 2015

/s/ DONALD P. NEWELL Donald P. Newell	Director	February 20, 2015

/s/ DONALD R. SPUEHLER Donald R. Spuehler	Director	February 20, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1 (1)	Articles of Incorporation of Mercury General Corporation as amended to date
3.2 (2)	Amended and Restated Bylaws of Mercury General Corporation
5.1	Opinion of Durham Jones & Pinegar, P.C.
10.1	Mercury General Corporation 2015 Incentive Award Plan
10.2	Form of Restricted Stock Unit Agreement under the Mercury General Corporation 2015 Incentive Award Plan
10.3	Form of Stock Option Agreement under the Mercury General Corporation 2015 Incentive Award Plan
23.1	Consent of KPMG LLP independent registered public accounting firm
23.2	Consent of Durham Jones & Pinegar, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)

(1)	Filed as an exhibit to Registrant’s Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by this reference.

(2)	Filed as an exhibit to Registrant’s Form 10-Q for the quarterly period ended September 30, 2007 and incorporated herein by this reference.